EXHIBIT 8.1

We have the following consolidated subsidiaries as of March 31, 2006

	Name of the Subsidiary Company	Country of incorporation	% of holding
1	Sheba Properties Ltd.	India	100.00
2	Concorde Motors (India) Ltd.	India	100.00
3	HV Axles Ltd.	India	100.00
4	HV Transmissions Ltd	India	100.00
5	TAL Manufacturing Solutions Ltd.	India	100.00
6	Tata Motors Insurance Services Ltd #	India	100.00
7	Tata Daewoo Commercial Vehicle Co. Ltd	South Korea	100.00
8	Tata Motors European Technical Centre plc*	UK	100.00
9	Tata Technologies Ltd. and its 20 subsidiaries **	India (1)	88.10	(2)
10	Telco Construction Equipment Co. Ltd.	India	60.00
11	Tata AutoComp Systems Ltd. and its 7 subsidiaries **	India (3)	54.70	(4)
12	Tata Precision Industries Pte. Ltd Singapore and its subsidiary	Singapore	51.07

#	Formerly, Concorde Motors Limited
*	Was incorporated as a 100% subsidiary on September 1, 2005.
**	Consequent to various acquisitions, the number of the subsidiaries have increased. For details, please refer to the Section on “History and Developments”
(1)	These subsidiaries are based in many countries abroad.
(2)	The holdings in these subsidiaries range between 88.10 % to 88.20%
(3)	These subsidiaries are based in India, Mauritius and Germany.
(4)	The holdings in these subsidiaries range between 27.90 % to 54.70%